Exhibit 10.1

Execution Version

TERMINATION OF BUSINESS COMBINATION AGREEMENT

This Termination of Business Combination Agreement, dated as of December 19, 2023 (this “Termination”), is by and among Jupiter Acquisition Corporation, a Delaware corporation (“Jupiter”), 1427702 B.C. Ltd., a corporation organized under the laws of British Columbia, Canada (“TopCo”), Filament Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), and Filament Health Corp., a corporation organized under the laws of British Columbia, Canada (the “Company”). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the BCA (as defined below). Jupiter, TopCo, Merger Sub and the Company are collectively referred to as the “Parties” and each as a “Party”.

WHEREAS, Jupiter, TopCo, Merger Sub and the Company are parties to that certain Business Combination Agreement, dated as of July 18, 2023 (as amended on December 5, 2023, the “BCA”); and

WHEREAS, the Parties wish to mutually terminate the BCA in accordance with the provisions thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.	The BCA is hereby terminated, effective immediately, pursuant to Section 10.1(a) of the BCA.

2.	The effect of the termination of the BCA shall be as set forth in Section 10.2 of the BCA.

3.	Each Party hereby agrees not to, and to direct its Affiliates and their respective officers, directors, employees, and agents not to, (a) initiate any communications with respect to the other Parties, the BCA or the Transactions, except as set forth in paragraph 4 below, (b) make, publish or communicate to any person or in any public or private forum or through any medium, any disparaging, damaging or demeaning statements about the other Parties or their respective Affiliates, or any of their respective officers, directors, employees, or agents (collectively, the “Covered Persons”), or (c) otherwise engage, directly or indirectly, in any communications with any third person that are disparaging to the Covered Persons, and that are likely to damage the reputation or goodwill of the Covered Persons, or that places any of the Covered Persons in any materially false or negative light. Each Party hereby represents to the other Parties that neither it, nor its Covered Persons, engaged in any of the actions or communications described in the foregoing clauses (b) and (c) of this paragraph 3 prior to the date hereof. Nothing herein shall restrict any communication made by a Party or its Affiliates (i) to their respective attorneys, accountants or other professional advisors within the context of such advisory relationship, (ii) in deliberations of their respective boards of directors, or (iii) that any such Person may determine (based on advice of counsel) is necessary or appropriate to respond to, or to give testimony or file documents in, any Action.

4.	Except for disclosure or communication required by applicable Law or stock exchange rule or in response to any request by any Governmental Authority, no Party shall, at any time, issue any press release with respect to the other Parties, the Transactions and/or this Termination without the prior written consent of such other Parties; provided that, prior to any disclosure or communication required by applicable Law or stock exchange rule or in response to a request by a Governmental Authority, Jupiter and Sponsor, on the one hand, and the Company, TopCo and Merger Sub, on the other hand, shall (a) use their commercially reasonable efforts to consult with each other before making any such disclosure, communication or response and (b) to the fullest extent permitted by applicable Law, first allow the other to review such disclosure, communication or response and the opportunity to comment thereon, and shall consider such comments in good faith.

5.	Jupiter and Sponsor, for themselves, and on behalf of each of their respective Affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully release and discharge TopCo, Merger Sub, the Company and each of their Affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, Affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the BCA, the Ancillary Agreements and the Transactions (the “Jupiter Released Claims”).

6.	The Company, TopCo and Merger Sub, for themselves, and on behalf of each of their Affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully release and discharge Jupiter, Sponsor and their Affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, Affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the BCA, the Ancillary Agreements and the Transactions (the “Company Released Claims,” and together with the Jupiter Released Claims, the “Released Claims”).

7.	Notwithstanding anything contained in this Termination to the contrary, it is the express intention of the Parties that the Released Claims released pursuant to paragraphs 5 and 6 of this Termination do not include claims, if any, based upon a breach of this Termination or a breach of the Confidentiality Agreement.

8.	Each Party acknowledges and understands that there is a risk that, subsequent to the execution of this Termination, each Party may discover, incur or suffer Released Claims that were unknown or unanticipated at the time of the execution of this Termination, and which, if known on the date of the execution of this Termination, might have materially affected such Party’s decision to enter into and execute this Termination. Each Party further agrees that by reason of the releases contained herein, each Party is assuming the risk of such unknown Released Claims and agrees that this Termination applies thereto.

9.	Except as otherwise provided in paragraph 4, the Parties hereby acknowledge and agree that each Party continues to be bound by the confidentiality agreement, dated as of May 10, 2023 (the “Confidentiality Agreement”), by and between Jupiter and the Company, as amended and joined from time to time, and that all information obtained pursuant to the BCA or any other Ancillary Agreement shall be kept confidential in accordance with the Confidentiality Agreement.

10.	If any term or other provision of this Termination is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Termination shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Termination are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Termination so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Termination be consummated as originally contemplated to the fullest extent possible.

11.	This Termination shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware, except to the extent mandatorily governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. All legal Actions or causes of Action arising out of or relating to this Termination shall be heard and determined exclusively in the Delaware Court of Chancery; provided that if jurisdiction is not then available in the Delaware Court of Chancery, then any such legal Actions or causes of Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the Parties hereto (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action or cause of Action arising out of or relating to this Termination brought by any Party and (b) agrees not to commence any Action or cause of action relating thereto except in the courts described above in Delaware, other than Actions or causes of Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action or cause of Action against such Party (i) arising under this Termination or (ii) in any way connected with or related or incidental to the dealings of the Parties hereto in respect of this Termination, (A) any claim that such Party is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action or cause of Action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Action or cause of Action against such Party is improper or (z) this Termination, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each of the Parties hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Termination. Each of the Parties (1) certifies that no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce that foregoing waiver and (2) acknowledges that it and the other Parties have been induced to enter into this Termination, as applicable, by, among other things, the mutual waivers and certifications in this paragraph 11.

12.	This Termination may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.	This Termination may only be amended in writing by the Parties signed on behalf of each of the Parties.

14.	Each Party hereby agrees to pay the expenses (including the fees and expenses of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers) incurred by such Party in the anticipation of, relating to and in connection with the negotiation and execution of the BCA and the Ancillary Agreements and the Transactions in accordance with Section 11.6(a) of the BCA.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Termination as of the date written above.

JUPITER ACQUISITION CORPORATION

By	/s/ James N. Hauslein
Name:	James N. Hauslein
Title:	Chairman & Chief Executive Officer

FilAMENT HEALTH CORP.

By	/s/ Benjamin Lightburn
Name:	Benjamin Lightburn
Title:	Chief Executive Officer

1427702 B.C. LTD.

By	/s/ Ryan Wilson
Name:	Ryan Wilson
Title:	Director

FILAMENT MERGER SUB LLC

By	/s/ Ryan Wilson
Name:	Ryan Wilson
Title:	President, Seretary and Treasurer

Acknowledged and agreed by Sponsor for purposes of its undertakings in paragraphs 4 and 5 hereof:

JUPITER FOUNDERS, LLC

By:	/s/ James N. Hauslein
Name:	James N. Hauslein
Title:	Manager

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